                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       LASERMASTER TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                   [LOGO OF LASERMASTER TECHNOLOGIES, INC.]


                              7090 Shady Oak Road
                         Eden Prairie, Minnesota 55344

                            NOTICE OF ANNUAL MEETING

To the Shareholders of LaserMaster Technologies, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of LaserMaster Technologies, Inc. (the "Company") will be held at 4:00 p.m. on Thursday, April 2, 1998 at the Marriott Hotel, 5801 Opus Parkway, Minnetonka, Minnesota, for the following purposes:

1. To elect two directors to serve for three year terms, or until their successors have been duly elected and qualified and to elect one director to serve for a two year term, or until his successor has been duly elected and qualified.

2. To approve an amendment to the Articles of Incorporation to change the name of the Company to VirtualFund.com, Inc.

3. To transact such business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on February 27, 1998 as the record date for the determination of Shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

We encourage you to take part in the affairs of the Company either in person or by executing and returning the enclosed proxy.

                              BY ORDER OF THE BOARD OF DIRECTORS

                              Melvin L. Masters
February 26, 1998             Chief Executive Officer

  IF YOU ARE UNABLE TO ATTEND THIS MEETING, YOU ARE URGED TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE POSTAGE-PAID ENVELOPE ENCLOSED HEREWITH FOR
                               YOUR CONVENIENCE.

                                PROXY STATEMENT

The Annual Meeting of Shareholders of LaserMaster Technologies, Inc. (the "Company") will be held at 4:00 p.m. on Thursday, April 2, 1998 at the Marriott Hotel, 5801 Opus Parkway, Minnetonka, Minnesota, for the purpose set forth in the Notice of Annual Meeting. This Proxy Statement is being mailed to Shareholders commencing on or about March 6, 1998. The accompanying form of proxy for use at the meeting and any adjournments thereof is solicited by the Board of Directors of the Company and may be revoked by written notice to the Secretary of the Company at any time prior to its exercise, by voting in person at the meeting, or by giving a later dated proxy to the Secretary of the Company at any time before voting. Shares represented by a proxy will be voted in the manner directed by the holder of such shares, and if no direction is provided, the proxy will vote in favor of the nominated directors and for the proposed amendment to the Articles of Incorporation. If a broker submits a proxy and indicates the broker does not have discretionary authority as to certain shares to vote, those shares will be counted as shares that are present for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to any matters that shall come before the shareholders for a vote.

All expenses in connection with the solicitation of this proxy will be paid by the Company. In addition to solicitation by mail, officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone, telegraph or personal calls.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

Only the holders of the Company's common stock whose names appear of record on the Company's books at the close of business on February 27, 1998 would be entitled to vote at the Annual Meeting. At the close of business on February 27, 1998, the Company had 14,877,533 shares of common stock (the Company's only voting securities) outstanding and entitled to vote. Each share of such common stock entitles the holder thereof to one vote upon each matter to be voted upon.

The following table sets forth, as of January 31, 1998, certain information with respect to beneficial share ownership by the directors individually; by all persons known to management to own more than 5% of the Company's outstanding common stock, individually; and by all officers and directors as a group. Except as otherwise indicated, the Shareholders listed below have sole investment and voting power with respect to their shares.

                                           Number of
                                       Beneficially Owned      Percent of Shares
Name of Beneficial Owner                    Shares                 Outstanding
------------------------               ------------------      -----------------

Sihl-Zurich Paper Mill on Sihl AG (1)      2,742,858                 15.6%

Melvin L. Masters (2)                      2,550,525                 14.5%
3213 South Duluth Avenue
Sioux Falls, SD  57105

Lawrence J. Lukis (3)                      1,003,222                  5.7%
3250 Fox Street
Long Lake, MN  55356

Jean-Louis Gassee (4)                         85,000                  *

Robert J. Wenzel (5)                          59,300                  *

Thomas D. Ryan (6)                            77,000                  *

All officers and directors
as a group (10 persons) (7)                3,911,696                 22.2%

*  Less than 1%

(1) Includes warrants to purchase 1,371,429 shares.

(2) Includes 411,428 shares and warrants to purchase 963,667 shares owned by TimeMasters, Inc. (TMI), a corporation of which Mr. Masters is the sole shareholder; 274,286 shares owned by Grandchildren's Realty Management Program I, L.P. (GRAMPI), a limited partnership of which TMI is the general partner; 228,572 shares and warrants to purchase 228,572 shares owned by Grandchildren's Realty Management Program I #2, L.P. (GRAMPI #2), a limited partnership of which TMI is a general partner.

(3) Includes shares owned by Donna Lukis, Mr. Lukis' spouse. Does not include shares held by the Lukis Foundation, of which Mr. Lukis is a director or the Lukis Trust, of which Mr. Lukis is not a trustee. Mr. Lukis disclaims beneficial ownership of Ms. Lukis' shares, those held by the Lukis Foundation, or those held by the Lukis Trust.

(4) Includes 60,000 shares issuable to Mr. Gassee under options which are currently exercisable.

(5) Includes 47,500 shares issuable to Mr. Wenzel under options which are exercisable or will become exercisable within 60 days. Also includes 10,800 shares held as trustee for four educational trusts for unrelated beneficiaries.

(6) Includes 70,000 shares issuable to Mr. Ryan under options which are exercisable or will become exercisable within 60 days.

(7) Includes 260,150 shares issuable under options which are exercisable or will become exercisable within 60 days and warrants to purchase 1,192,239 shares.



                       PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors is divided into three classes pursuant to the Articles and Bylaws of the Company; directors are elected for staggered terms of three years, with approximately one-third of the directors to be elected each year. The Bylaws of the Company also currently provide that in the event of any vacancy on the Board of Directors occurring during the year, the vacant directorship may be filled by the vote of the remaining directors for the remainder of the unexpired term. There are currently five members of the Board of Directors. Lawrence Lukis resigned from the Board of Directors on January
12, 1998.   The Board of Directors has filled two vacant board seats in 1998. In
January 1998 the Board of Directors voted to elect Rohan Champion to the Board of Directors to fill Mr. Lukis' seat which term would expire in 1998. In February 1998 the Board voted to elect George Kline to fill the board seat which would expire in the year 2000.

At this annual meeting the terms of two directors will expire. The Board of Directors has nominated Jean-Louis Gassee and Rohan Champion for election to three year terms ending in the year 2001, or until their successors are duly elected and qualified. The Board of Directors has also nominated George Kline for election to serve the remaining two-year term of a board seat, ending in the year 2000, or until his successor is duly elected and qualified.

The person named in the accompanying proxy will vote for the election of the nominees described above, unless authority to vote is withheld. The Board of Directors has been informed that all nominees are willing to serve as directors; however, if anyone is unable to serve, the proxy may be voted for such other person as the proxy shall, in his discretion, determine.

THE FOLLOWING TABLE SETS FORTH INFORMATION, AS OF FEBRUARY 28, 1998, CONCERNING THE DIRECTORS OF THE COMPANY:
                                                                          Year
                                                                         Became
Name, Age, Positions, Principal Occupations, Directorships              Director
----------------------------------------------------------              --------

                      Directors whose terms expire in 1999

MELVIN L. MASTERS; age 43; Mr. Masters co-founded LaserMaster Corporation  1989
(LMC) in February, 1986 and has been Chairman, Chief Executive Officer and President of the Company since it acquired LMC in May 1989. Mr. Masters is also the sole shareholder, director and CEO of TimeMasters, Inc. (TMI), a company established for the purpose of property management which has additional investments in the fields of wireless voice and data communications, internet services and personal motor sports products.

RALPH D. ROLEN; age 44; Mr. Rolen is Senior Vice President and Manager of 1989 the Retail Credit Division of First Tennessee National Bank of Memphis, Tennessee, a position he has held since January 1989.

                      Directors whose terms expire in 1998

ROHAN CHAMPION; age 40; Mr. Champion has been Vice President, Strategy     1998
and Alliances at Federal Express Corp., since 1996.  Prior to joining
Federal Express, he was Vice President, Corporate Strategy and New
Services for AT&T. He has also held positions at Novell, Inc., ARINC-Endeavor Group and Oracle Corporation.

JEAN-LOUIS GASSEE; age 52; Since 1990, Mr. Gassee has been Chairman and    1990
Chief Executive Officer of Be, Inc. of Menlo Park, California. That company is involved in personal computer technology. From August 1988 until September 1990, Mr. Gassee was President of the Apple Products
Division of Apple Computer, Inc. Prior to that time he held the offices of Senior Vice President of Research and Development (1987 to August
1988) and Vice President of Product Development of Apple Computer, Inc.
from 1985 to 1987. Mr. Gassee is also a director of Electronics for Imaging, Inc. of San Bruno, California and 3COM, Inc., Sunnyvale,
California.

                      Directors whose terms expire in 2000

GEORGE KLINE; age 62; Mr. Kline is the general partner of Brightstone      1998
Capital, a venture equity firm and a principal of Venture Management, a management and consulting firm.  Mr. Kline was a director of LaserMaster
Technologies from 1988 to 1991.   Mr. Kline is also a director of
CyberOptics Corporation, Rimage Corporation, Applied Biometrics, Inc., Fieldworks, Inc., HealthFitness Corporation and Nutritional Medical, Inc.

The Board of Directors met once in fiscal 1997 on September 13, 1996. The September 13, 1996 meeting was telephonic. All elected directors attended the September 13, 1996 meeting other than Mr. Gassee. The Board of Directors has:
(i) an Audit Committee composed of Mr. Masters, Mr. Gassee and Mr. Rolen; (ii) a Stock Option Committee composed of Mr. Gassee and Mr. Rolen; (iii) a Compensation Committee composed of Mr. Masters, Mr. Gassee and Mr. Rolen; (iv) an Indemnification Committee composed of Mr. Gassee and Mr. Rolen, which is charged with reviewing and determining the right to indemnification of the named officers and directors who were defendants in a securities class action; and (v) a Litigation Committee composed of Mr. Gassee, Mr. Rolen and James Horstmann, Chief Financial Officer, which has been formed to provide Company direction regarding the management of certain corporate litigation. The Audit Committee, Stock Option Committee and Compensation Committee did not meet in fiscal 1997. However, Committee meetings were held in May 1996. The Indemnification Committee and Litigation Committee met telephonically and took action in writing authorizing the settlement of shareholder litigation by an agreement reached in May 1997 and court approved in October 1997. The Litigation Committee also supervised certain other corporate litigation. The Indemnification Committee resolved to indemnify officers and directors named in the securities litigation.

THE FOLLOWING TABLE SETS FORTH INFORMATION, AS OF FEBRUARY 28, 1998, REGARDING THE EXECUTIVE OFFICERS OF THE COMPANY:

Name                                             Age                           Positions
-----------------------------------------------  ---  ------------------------------------------------------------
Melvin L. Masters                                 43  Chief Executive Officer, President and Chairman of the Board
Lawrence J. Lukis                                 49  Chief Engineer
Robert J. Wenzel                                  46  Chief Operating Officer and President ColorSpan Corporation
Thomas D. Ryan                                    39  Executive Vice President
James Horstmann                                   36  Chief Financial Officer
David Alexander                                   38  Secretary
Timothy N. Thurn                                  41  Treasurer

MR. LUKIS is the Chief Engineer and a co-founder of the Company.

MR. WENZEL has been Chief Operating Officer of the Company since October 1991 and President of ColorSpan Corporation (formerly LaserMaster Corporation), the Company's principal operating subsidiary, since October 1989. He joined ColorSpan as General Manager of the PC Division in May 1989 and became Executive Vice President shortly thereafter.

MR. RYAN has been Managing Director of ColorSpan Europe, Ltd. since January 1995 and assumed the Executive Vice President position for the Company in May 1996. From 1985 to July 1994, Mr. Ryan worked for Mentor Corporation as Vice President and General Manager of its Minnesota operations.

MR. HORSTMANN has been Chief Financial Officer of the Company since May 1997, and prior to that was the Vice President of Materials and Administration for LaserMaster Corporation (now

ColorSpan Corporation). Mr. Horstmann has been with the Company since April 1994. Prior to joining the Company, Mr. Horstmann was with the accounting firm of Boulay Heutmaker Zibell & Co., PLLP. Mr. Horstmann is a Certified Public Accountant (CPA).

MR. ALEXANDER has held the position of Vice President of Information Strategy of the Company since September 1997 and has been Secretary of the Company since January 1998. Mr. Alexander joined LaserMaster Corporation (now ColorSpan Corporation) in 1990 and has held a variety of management positions in Research and Development, Marketing and Business Development.

MR. THURN has been Treasurer of the Company since June 1989 and of LaserMaster Corporation (now ColorSpan Corporation) since March 1987. Mr. Thurn has experience as both a public and private accountant. Mr. Thurn is a Certified Public Accountant (CPA) and Certified Management Accountant (CMA).

Officers of the Company are elected annually by the Board of Directors. All of the current officers have been re-elected to serve in the same positions for the coming year.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

Under federal securities laws, the Company's directors and officers, and any beneficial owner of more than 10 percent of a class of equity securities of the Company, are required to report their ownership of the Company's equity securities and any changes in such ownership to the Securities and Exchange Commission (the "Commission") and the securities exchange on which the equity securities are registered. Specific due dates for these reports have been established by the Commission, and the Company is required to disclose in its Form 10-K any delinquent filing of such reports and any failure to file such reports.

Based upon its review of forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, all such forms were filed on a timely basis by reporting persons, except as follows: Form 13G was untimely filed on behalf of Larry Lukis on February 18, 1998, Form 13G was untimely filed on behalf of Melvin Masters on February 18, 1998, Form 3 was untimely filed for James Horstmann on February 24, 1998.

BOARD COMPENSATION COMMITTEE  REPORT ON EXECUTIVE COMPENSATION

The Company' s compensation policy is designed to reward individuals for outstanding performance. In furtherance of this policy, the Company believes it is important for officers and significant employees to share with Shareholders in the Company's successes and failures through interests in the Company's equity securities as well as through salary and bonus adjustments. The Company maintains a stock option plan to provide officers, directors and employees longer-term incentives to increase value to Shareholders.

BASE SALARY. Salaries for executives are reviewed by the Compensation Committee on a periodic basis and may be increased (or decreased) at any time based on:
(1) the Compensation Committee's
evaluation of the individual's performance; and (2) the Company's financial condition. Increases in median competitive pay levels are a secondary factor.

Compensation of the Company's Chief Executive Officer is set by the Board of Directors as a whole, with the Chief Executive Officer abstaining.

For fiscal 1997, annual compensation to the Chief Executive Officer was set at
$250,000.   The annual compensation for the Chief Executive Officer represented no increase over fiscal 1996 levels and had not been increased since fiscal 1994. Fiscal 1997 base salaries for other executive officers increased between 0% and 18% over fiscal 1996 levels. Base salary changes were due to a change in duties or performance increases.

On March 12, 1997, Mr. Masters, Mr. Lukis, Mr. Wenzel and Mr Ryan, along with two other non-officer members of management, voluntarily offered to decrease their salaries to $175,000 until Company performance improved, or as may be agreed upon with the Compensation Committee. No further adjustment has been made to their salaries.

In November 1997 and January 1998, compensation increases were provided to certain members of management (no listed officers were included) based on performance. These increases ranged from 25% to 35% over prior compensation levels.

ANNUAL INCENTIVE. The Company did not establish a cash incentive plan for its officers for fiscal 1997. The Compensation Committee pays bonuses at year end based on an evaluation of performance of the individual during the fiscal year. The Compensation Committee's determination at such times is discretionary and normally is based primarily on overall Company performance and the contribution of each individual to such performance. No specific formula or criteria is established prior to the time such incentive compensation is allocated to the individual.

No incentive bonuses were paid for fiscal 1997.

LONG TERM INCENTIVES. The Company believes that significant incentives should be provided to executive officers to maximize Shareholder value when such officers hold substantial positions in the Company's common stock or hold benefit awards that are based on the appreciation of such common stock. The Company currently grants stock options that become exercisable over a period of time. This process is administered by the Stock Option Committee which is composed of Mr. Gassee and Mr. Rolen.

Stock options are granted at the prevailing market value and will only have value if the Company's stock price increases. Generally, grants may vest in equal amounts over five to eight years; generally executives must be employed by the Company at the time of vesting in order to exercise the option.

The Committee determines the number of options to be granted based on the expected value of an individual's contribution, or to reflect historical contributions. Additional options were granted to certain executive officers during fiscal 1998 because the Committee believed that outstanding, unvested options did not provide adequate incentive to those officers.

During fiscal 1997, previously granted options were canceled and repriced options were granted for certain key employees and officers of the Company.
The repriced options have an exercise price of $3.63 per share. The action was in response to the decline in the market price of the Company's stock during the preceding year and the lack of value in the stock options which had effectively eliminated the incentive value of options with higher exercise prices. The decision was based on a number of other factors including significant events that had taken place during the preceding months. These events included a work force reduction taken in April 1996, the concern over losing skilled employees, the loss of incentives, and the subsequent negative impact these events could have had on the Company's operating results and financial condition. In addition, the Company wanted to retain key employees who were critical to the Company's long range success. The Compensation Committee determined that the repriced options were appropriate long-term incentives for valued employees.

The following table presents information on the repricing of stock options of executive officers employed by the Company during the period the Company has been publicly listed.

      LASERMASTER TECHNOLOGIES, INC.  - EXECUTIVE OFFICER OPTION REPRICING


                                                           Market                               Length of
                                               Number    Price of     Exercise                   Original
                                                 of      Stock at    Price at       New        Option Term
                                              Options     time of     Time of    Exercise     Remaining at Date
Name                                  Date    Repriced   Repricing   Repricing    Price        of Repricing
--------------------------------------------------------------------------------------------------------------
Melvin Masters                                  None
Chairman, Chief Executive Officer
and President
                                   ---------------------------------------------------------------------------
Lawrence J. Lukis                               None
Chief Engineer
                                   ---------------------------------------------------------------------------
Robert J. Wenzel                     7/17/96    100,000      $3.625      $4.000     $3.625   7 years 9 months
  Chief Operating Officer and         4/5/94     30,000      $2.250      $3.330     $2.250   1 year  7 months
  President ColorSpan Corporation
                                   ---------------------------------------------------------------------------
Thomase D. Ryan                      7/17/96    120,000      $3.625      $4.000     $3.625   6 years 8 months
  Executive Vice President
  LaserMaster Technologies
                                   ---------------------------------------------------------------------------
James E. Retterath                   7/17/96    120,000      $3.625      $4.000     $3.625   7 years 9 months
  Secretary
                                   ---------------------------------------------------------------------------
W. Scott Parr (1)                     4/5/94     61,113      $2.250      $3.330     $2.250   1 year  7 months
  Director, General Counsel
--------------------------------------------------------------------------------------------------------------

 (1) No longer employed by the Company, but was an executive officer at the time of pricing.


The Compensation Committee
Melvin L. Masters
Ralph D. Rolen
Jean-Louis Gassee

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four highest paid executive officers of the Company whose salary and bonus earned in the fiscal year ended June 30, 1997 exceeded $100,000 for services rendered.


                                          Annual compensation               Long term compensation
                                   ------------------------------     ---------------------------------
                                                                              Awards
                                                                      ---------------------
                                                              Other                           Payouts/          All other
                                                             annual    Restricted               LTIP            compen-
Name and principal         Year   Salary ($)     Bonus      compen-      stock     Options/   payouts           sation
 position                                         ($)        sation    award(s)    SARs (#)     ($)              ($)
                                                               ($)        ($)
--------------------------------------------------------------------------------------------------------------------------------

Melvin Masters              1997   $208,333                                                                          $ 7,536/1/
Chief Executive Officer     1996    246,875                                                                            6,736/1/
                            1995    250,000                                                                            6,016/1/
--------------------------------------------------------------------------------------------------------------------------------
Robert Wenzel               1997   $208,333
Chief Operating Officer     1996    203,125                                         220,000
                            1995    165,625   $35,000
--------------------------------------------------------------------------------------------------------------------------------
James E. Retterath          1997   $208,333
Secretary                   1996    203,125   $34,100/2/                            240,000
                            1995    161,667    35,000
--------------------------------------------------------------------------------------------------------------------------------
Larry Lukis                 1997   $177,083                                                                          $11,578/1/
Chief Engineer              1996    150,000                                                                           10,908/1/
                            1995    250,000                                                                            9,898/1/
--------------------------------------------------------------------------------------------------------------------------------
Thomas D. Ryan              1997   $175,000
Executive Vice              1996    131,458   $16,500                                40,000
 President                  1995          *
---------------------------------------------------------------------------------------------------------------------------------

  * Became executive officer during fiscal 1996.
/1/ Premiums for life insurance where the Company is not the beneficiary. /2/ Expenses paid by the Company on behalf of the employee.

STOCK OPTIONS

The Company maintains a Restated Stock Option Plan pursuant to which executive officers, other employees and certain non-employees providing services to the Company may receive options to purchase the Company's common stock.

There were no grants of stock options during fiscal 1997 to the Chief Executive Officer and the Executive Officers named in the Summary Compensation Table.

The following table summarizes exercises of stock options during fiscal 1997 by the Executive Officers named in the Summary Compensation Table, exclusive of any option grants during fiscal 1997.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                               Number of          Value of unexercised in-
                                                              unexercised          the-money options/SARs
                                                            options/SARs at FY-      at FY-end ($)
                       Shares acquired        Value       end (#) exercisable/        exercisable/
Name                   on exercise (#)     realized ($)       unexercisable          unexercisable (1)
--------------------------------------------------------------------------------------------------------
Melvin L. Masters                    -0-            -0-                    -0-                       -0-

Robert J. Wenzel                  20,000         83,400         36,250/228,750            $2,513/$10,050

James E. Retterath                15,000         46,875         40,000/275,000            $         0/$0

Lawrence J. Lukis                    -0-            -0-                    -0-                       -0-

Thomas D. Ryan                       -0-            -0-          60,000/60,000            $         0/$0

(1) Represents the difference between the closing price of the Company's common stock on June 30, 1997 and the exercise price of the options.


LONG-TERM INCENTIVE PLAN AWARDS

Other than the Stock Option Plan reported on above, the Company does not maintain any long-term incentive plans.

DIRECTOR COMPENSATION

For fiscal year 1997 there was no plan for compensation to non-employee directors. The Company has a consulting agreement with Jean-Louis Gassee at a rate of $12,000 per year, which reflects a change in the services rendered by Mr. Gassee from fiscal year 1996. The Company believes that the consulting fees paid to Mr. Gassee represent the approximate market value for the consulting services performed and are comparable to that which would be available from non-affiliates with similar expertise and experience. During fiscal 1998 the Company entered into an agreement with Mr. Champion for consulting services at an annual compensation of $50,000, plus 20,000 stock options, vesting each year over an eight year period so long as Mr. Champion remains a director and consultant. The Company has also agreed to retain consulting services from Mr. Kline with a similar agreement.

EMPLOYMENT AGREEMENTS

At June 30, 1997, the Company had employment agreements with Messrs. Masters, Lukis, Wenzel, Ryan, Horstmann and several other members of management. The agreements for Messrs. Masters, Wenzel and certain members of management renew automatically on an annual basis unless terminated by either party by written notice prior to the renewal date. The agreement with Mr. Lukis continues until terminated on 60 days notice. The agreements provide for continuation payments
equal to 36 months pay for Mr. Masters and one other non-officer.   Mr. Lukis'
agreement provides for a continuation of payments for a period depending upon the length of the non-competition period requested by the

Company following termination. Agreements are in place for 12 months pay for Mr. Wenzel, Mr. Ryan, Mr. Horstmann, and certain other members of management upon termination of employment in certain circumstances, including change of control. As of June 30, 1997 minimum salary levels of $250,000 were set for each of Messrs. Masters, Lukis, and Wenzel. By agreement, these individuals reduced their compensation to $175,000 in March 1997, and the compensation has not been adjusted to the levels previously set.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Chief Executive Officer of the Company, Melvin L. Masters, is a member of the Compensation Committee. Mr. Masters' compensation is set by the Board of Directors as a whole with Mr. Masters abstaining.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has the following arrangements with certain of its directors, executive officers or five percent shareholders:

(1) The Company leases approximately 168,034 square feet in the Shady View I & II developments in Eden Prairie, Minnesota of mixed warehouse and office space (which constitutes approximately 50% of the Company's leased space) as its principal office facilities from GRAMPI, a Minnesota limited partnership whose general partner is TimeMasters, Inc., a Minnesota corporation wholly owned by Melvin L. Masters and for which Mr. Masters serves as a director and CEO ("TimeMasters"). The limited partners of GRAMPI consist of related individuals as well as educational trusts and other entities that benefit Mr. Masters' family members, including children, nieces and nephews. The original lease with GRAMPI was executed in December 1995 after negotiations between GRAMPI, an independent commercial real estate broker, and independent counsel retained by the Company. Rent expense, including common area maintenance and real estate taxes, under the lease totaled $1,525,000 during the fiscal year ended June 30, 1997.

     GRAMPI purchased the real estate in April 1995, after the Company's Board of Directors declined to do so. GRAMPI owned the property until October 1996 when it consummated a sale/leaseback arrangement by selling Shady View I & II to an independent third party which operates as a publicly traded real estate investment trust (subject to a lease to GRAMPI and the continuing sublease to the Company), to finance the purchase of common stock and warrants in the Company (see (2) below). In order to complete the sale of the property, GRAMPI committed to make certain capital improvements aggregating approximately $315,000 and GRAMPI, in accordance with the original lease negotiated with the Company, increased the common area maintenance payments by $7,000 per month for a period of 60 months, through October 1, 2001, to finance the cost of such improvements. All of the improvements, other than signage, are complete. The Company also paid up to 2 months rent in advance of due dates between October 1996 and January 1997 in consideration of the forbearance by GRAMPI in the continuous late payments by the Company of rent for much of fiscal 1996 and the first quarter of fiscal 1997.

(2) In September 1996, the Company sold an aggregate of 914,286 shares of common stock, and issued warrants to purchase 914,286 shares of common stock, to GRAMPI, TimeMasters and GRAMPI #2 and together with TimeMasters and GRAMPI, the "TimeMasters Group") in a private placement on substantially the same terms as it sold such securities to two other unaffiliated institutional investors, Sihl-Zurich Paper Mill on Sihl AG ("Sihl") and General Electric Capital Corporation ("GE Capital"). The TimeMasters Group paid the $4 million purchase price with a promissory note secured by a mortgage on the Shady View I & II properties. The note was payable upon sale of such properties or October 15, 1996, whichever was earlier. The note was partially paid in October upon such sale of the Shady View Properties (see (1) above) and the balance was paid in December 1996 by offset against the demand note held by TimeMasters (see (3) below).

     The shares of common stock acquired by the TimeMasters Group, which were issued in a private placement and are restricted as to transfer under federal securities laws, and the shares of common stock issuable upon exercise of the warrants, are entitled to certain demand and incidental registration rights in accordance with the purchase agreement pursuant to which they were acquired. The Warrants are exercisable at a price of $7.00 per share (160% of the market value on the date of purchase) until September 16, 2004.

(3) In September and October 1995, LaserMaster Corporation borrowed an aggregate of $1,765,000 under a demand note from TimeMasters. In January 1996 the entire amount of the note remained outstanding. In accordance with the subsequent negotiation of a credit agreement between the Company and General Electric Capital Corporation, repayment of the note was restricted. In consideration of subordination and forbearance of repayment of its note, TimeMasters was issued a warrant to purchase 277,953 shares of common stock at an exercise price of $6.35 per share. In further consideration of such subordination and continued forbearance, the Company granted TimeMasters the right to convert up to $1.0 million of the indebtedness represented by the note into the Company's stock if it was not repaid by a fixed date. The issuance of the warrants and the conversion right to TimeMasters was approved at the annual meeting of shareholders of the Company held in May 1996.

     In December 1996, the remaining principal amount under the TimeMasters note was extinguished by an offset against the note payable to the Company issued in September 1996, as a part of the private placement of $4.0 million from the TimeMasters Group (see (2) above), and the conversion rights in the note were canceled.

(4) The Company uses a campus-wide, TimeMasters, Inc. wireless voice system in its Eden Prairie facility. There are no monthly call operating charges for unlimited use of that system. The system hardware was acquired in fiscal 1995 for $211,000 based on competitive proposals for two other comparable systems. Upgrades and additions to the system amounting to $49,075 were paid to TimeMasters, Inc. in fiscal 1997. TimeMasters, Inc., (TMI) is a Minnesota corporation wholly-owned by Melvin L. Masters.

(5) Under a Use Indemnification Agreement and certain related Board of Directors' actions, the Company has the right to sponsor business and business-related occasions at facilities owned by Masters Trust I and/or Melvin L. Masters and/or TimeMasters, Inc. and/or GRAMPI and/or

    GRAMPI #2. In addition, the Company occasionally uses an airplane that is owned by a Company controlled by Mr. Masters, for business-related travel. The Company indemnifies the owners against loss or damage, reimburses out-of-pocket expenses and pays a usage charge based on what management believes to be market or below market rates. In the fiscal year ended June 30, 1997 all charges for use and services provided by Masters' affiliates totaled $88,240.

(6) In November 1996, Melvin L. Masters borrowed the sum of $585,000 from the Company on a short term basis to facilitate a transaction unrelated to the
    Company.   The amount borrowed was repaid on December 27, 1996, with
    interest at the rate of 1.75% above the prime rate of interest.

(7) Pursuant to Statute and the Bylaws of the Company, certain officers and directors of the Company have been indemnified by the Company in potential liability for costs of defense in pending legal action alleging violations of securities regulations. The Board of Directors has an Indemnification Committee which has reviewed the right of these officers and directors to indemnification and upon final resolution of the litigation affirmatively determined the right of each such officer or director named in the suit to indemnification.

Each of the foregoing transactions was approved by a disinterested majority of the Board of Directors of the Company, by shareholders, or by both. The Company believes that each such transaction is on terms at least as favorable to the Company as could be obtained from non-affiliates.

(8) The Company purchases certain inventory from Sihl-Zurich Paper Mil on Sihl AG, a greater than 5% shareholder of the Company. Total purchases in fiscal 1997 from Sihl were $1,569,844.

PERFORMANCE GRAPH

The following table compares the cumulative total return on the common stock of the Company for the last five years with the Nasdaq Index and with an index of computer corporations listed on Nasdaq, in each case assuming an investment of $100 on 6/30/92 and the reinvestment of all dividends:

                                         LASERMASTER, NASDAQ INDEX, NASDAQ COMPUTER INDEX

                                                   ASSUMES $100 INVESTED 6/30/92

                    6/30/92  12/3/92  6/30/93  12/31/93  6/30/94  12/30/94  6/30/95  12/29/95  6/30/96  12/31/96  6/30/97
NASDAQ US INDEX         100     121      126       139       127       136     169       192      218       236      265
NASDAQ COMPUTER INDEX   100     136      123       129       101       141     181       223      258       299      325
LMTS STOCK PRICE        100      38       60       142       123       117      88        94       76        94       33

PROPOSAL 2: AMENDMENT TO THE ARTICLES OF INCORPORATION TO CHANGE THE CORPORATE NAME TO VIRTUALFUND.COM, INC.

On February 17, 1998 the Board of Directors approved a resolution to change the name of LaserMaster Technologies, Inc. to VirtualFund.com, Inc., subject to approval of the shareholders of the Company. The Board of Directors believes the name change will more closely reflect the expanded focus of the

Company and the extension of the Company's software, printing and publishing expertise into the electronic commerce market.

In August 1997 the Company introduced its business unit, Media.By.Air, which extended the Company's marketing activities to internet based sales. The Company developed customized internet based business software for Media.By.Air. The customized internet software presents an opportunity for broader applications of the software to other business models utilizing electronic commerce (E-commerce). E-Comm Tools, expected to be introduced in late fiscal 1998 or fiscal 1999, will build on the software expertise that has been an integral part of the Company's core business in printing and publishing products. The development of E-commerce software products is anticipated to help move the Company into new growth markets.

The proposed name change also reflects the investment opportunities that the Company is exploring. The growth of the core color inkjet printing and publishing business has resulted in a Company infrastructure with skills in product development and marketing. The Company is considering partnering and/or investment opportunities which will leverage the Company's expertise and infrastructure and provide opportunities to participate in new product developments with start-up organizations.

The Company based the proposed change of the corporate name on these growth and diversification opportunities, including:

 . Extension of our printing and publishing expertise to the VIRTUAL desktop and every Internet user in the world;

 . Leverage our core printing and publishing resources to FUND new market development; and,

 .  Internet: the platform of e-COMmerce for the next millennium.

The Company believes that the name VirtualFund.com, Inc. will more accurately describe the diverse expertise and services that the Company will offer.

Over the past year the Board of Directors has approved amendments to the articles of incorporation which change the names of the operating subsidiaries, LaserMaster Corporation, LaserMaster Asia/Pacific, Ltd. and LaserMaster Europe, Ltd. to ColorSpan Corporation, ColorSpan Asia/Pacific, Ltd. and ColorSpan Europe, Ltd. respectively, to reflect the focus on color inkjet printing and consumable products. The proposal for the name change for LaserMaster Technologies, Inc. is the final step in the transition to the current focus and business plan.

                              AUDITORS

The Board of Directors of the Company has appointed Deloitte & Touche, LLP as independent auditors for the Company for the year ending June 30, 1998.
Deloitte & Touche, LLP audited the books and accounts of the Company for the years ended June 30, 1995, 1996 and 1997. Representatives of Deloitte & Touche, LLP will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and to respond to appropriate questions raised at the meeting.

                         SHAREHOLDER PROPOSALS FOR THE
                      1998 ANNUAL MEETING OF SHAREHOLDERS

Any Shareholder who wishes to present a proposal for action at the next Annual Meeting of Shareholders and who wishes to have it set forth in the Proxy Statement and identified in the form of proxy prepared by the Company must notify the Company at the Company's principal executive offices, 7090 Shady Oak Road, Eden Prairie, Minnesota 55344, in such manner so that such notice is received by the Company on or before August 15, 1998. Any such proposal must be in the form required under the rules and regulations promulgated by the Securities and Exchange Commission.

                                 OTHER MATTERS

The Board of Directors of the Company knows of no other matters which may come before the Annual Meeting.

                              BY ORDER OF THE BOARD OF DIRECTORS


                              Melvin L. Masters,
February 26, 1998             Chief Executive Officer

[LOGO OF LASERMASTER TECHNOLOGIES]                                         PROXY


7090 Shady Oak Road
Eden Prairie, MN 55344

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned having duly received the Notice of Annual Meeting and Proxy Statement dated February 26, 1998, hereby appoints Melvin L. Masters proxy (with the power to act alone and with the power of substitution and revocation), to represent the undersigned and to vote, as designated below, all common shares of LaserMaster Technologies, Inc. which the undersigned is entitled to vote at the annual meeting of shareholders of LaserMaster Technologies, Inc. to be held at 4:00 p.m. on Thursday, April 2, 1998, and at any adjournment thereof.

1.   ELECTION OF DIRECTORS (elect three)

     _______Rohan Champion (3 year term)  _______Jean-Louis Gassee (3 year term)
     _______George Kline (2 year term)    _______Abstain

2.   VOTE FOR AMENDMENT TO THE
     ARTICLES OF INCORPORATION
     TO CHANGE NAME TO
     VIRTUALFUND.COM, INC.      _______FOR Amendment _______AGAINST Amendment
                                _______ABSTAIN



          (CONTINUED ON OTHER SIDE -- PROXY MUST BE DATED AND SIGNED)

                          (CONTINUED FROM OTHER SIDE)

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted for the directors named in Item 1, for the Amendment in Item 2.

PLEASE SIGN, DATE AND MAIL THIS PROXY STATEMENT IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Sign exactly as your name appears below; in case of joint ownership, all owners must sign; fiduciaries please indicate title and authority.

                                                Date:____________________ , 1998


                                                ________________________________
                                                            Signature

                                                ________________________________
                                                            Signature